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Exhibit 21.1

LIST OF SUBSIDIARIES OF ARC GROUP WORLDWIDE, INC.

As of June 30, 2014

Legal Entity	State or Country of Incorporation or Organization
TeknaSeal LLC	Florida
FloMet LLC	Delaware
General Flange & Forge LLC	Delaware
ARC Wireless, Inc.	Delaware
ARC Wireless, LLC	Delaware
ARC Wireless, Ltd.	British Virgin Islands
Advanced Forming Technology, Inc.	Colorado
AFT-Hungary Kft.	Hungary
ARC Metal Stamping, LLC	Delaware
3D Material Technologies, LLC	Delaware
Thixoforming LLC	Colorado
Advance Tooling Concepts, LLC	Colorado
Quadrant Metals Technologies LLC	Delaware
TubeFit LLC	Delaware

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  Exhibit 21.1
LIST OF SUBSIDIARIES OF ARC GROUP WORLDWIDE, INC. As of June 30, 2014